Exhibit 99.1

For Immediate Release	Contact: Dennis J. Simonis
President & CEO

July 17, 2012	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.

SIGNS NUT PROCESSING AGREEMENT WITH BUDERIM MACADAMIAS AND

EXECUTES AMENDED CREDIT AGREEMENT

Hilo, Hawaii — ML Macadamia Orchards, L.P. (OTCQX: NNUT) announced today that it has signed a nut processing agreement with Buderim Macadamias of Hawaii, LLC.  The agreement provides that Buderim will process between 1.5 million and 7.0 million pounds of wet-in-shell macadamia nuts into kernel for the Partnership during 2013.  The wet-in-shell nuts will be available as a nut purchase contract with Mauna Loa Macadamia Nut Corporation covering a portion of the production of the Partnership expires on December 31, 2012.  The Partnership intends to use the kernel processed by Buderim to launch the Partnership’s new Royal Hawaiian Orchards product line.

The Partnership has also signed an amended credit agreement with American AgCredit PCA, its primary lender, extending its current $5.0 million revolving credit facility until May 1, 2014. The term loan with American AgCredit with a balance of $8.4 million outstanding as of June 30, 2012 and the revolving credit facility continue to be secured by the Partnership’s owned real property.

The Partnership has filed a Form 8-K with the SEC related to these agreements and has included the agreements as Exhibits to the filing.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut price, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

ML Macadamia Orchards, L.P. is the world’s largest grower of macadamia nuts, owning or leasing 5,070 acres of orchards on the island of Hawaii.

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